AMENDMENT TO REORGANIZATION AGREEMENT

This Amendment to Reorganization Agreement (this "*Agreement*") is entered into effective as of the 27th day of July, 2015 (the "*Effective Date*"), by and among WTTJ Corp, a Michigan corporation ("*Merging Company*"), and American First Financial Inc a BC Canada corporation ("*Surviving Company*"). Certain capitalized terms used in this Agreement are defined in Article 9. This Agreement shall amend and supersede the Reorganization Agreement dated as of July 1, 2015, by and between the parties.

BACKGROUND

A. The respective Boards of Directors of the parties have (i) determined that it is in the best interests of such corporations and their respective security holders to consummate a merger of Merging Company with and into Surviving Company (the "*Merger*") and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

B. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Merging Company will be converted into the right to receive upon Closing (as defined in this Agreement) and thereafter, the Merger Consideration (as defined in this Agreement);

C. The parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "*Code*"), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan. Accordingly, the parties intend that the Merger qualify as a "reorganization," within the meaning of Code Section 368(a), and that, with respect to the Merger and within the meaning of Code Section 368(b), each of Merging Company and Surviving Company will be a "party to a reorganization;"

AGREEMENT

In consideration of the foregoing, and the representations, warranties, and covenants contained in this Agreement, each party hereby agrees as follows:

ARTICLE 1
MERGER

At the Merger Time (as defined herein), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Michigan Corporation Law or any successor statute, Merging Company will merge with and into Surviving Company, the separate corporate existence of Merging Company will cease, and Surviving Company will continue as the surviving corporation.

1.1 **Effects of Merger**.

(a) From and after the Merger Time and until further altered or amended in accordance with applicable law: (i) all of the rights, privileges, immunities, powers, franchises and authority—both public and private—of Merging Company and Surviving Company shall vest in the Surviving Company; (ii) all of the assets and property of Merging Company and Surviving Company of every kind, nature and description—real, personal and mixed, and both tangible and intangible—and every interest therein, wheresoever located, including without limitation all debts or other obligations

US.56020762.15

belonging or due to Merging Company or Surviving Company, all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Company; and (iii) all debts and obligations of Merging Company and Surviving Company, all rights of creditors of Merging Company or Surviving Company and all liens or security interests encumbering any of the property of Merging Company or Surviving Company shall be vested in the Surviving Company and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Company and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Company in its own name and for its own behalf. Without limiting the generality of the foregoing, the Surviving Company specifically assumes all continuing obligations Merging Company would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Company's certificate of incorporation, bylaws and pursuant to law, with respect to any and all claims arising out of actions taken or omitted by Company's officers and directors prior to the Merger Time.

(b) Each of Merging Company and Surviving Company shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with law at the Merger Time. If, at any time after the Merger Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Merging Company or Surviving Company, the officers of Surviving Company on behalf of Merging Company and Surviving Company, shall take all such lawful and necessary action.

(c) Subject to the provisions of Article 6 and Article 7, the closing of the transactions contemplated hereby (the "*Closing*," and the date of the Closing will be referred to interchangeably as the "*Closing Date*," as the case may be) shall take place at such location, on such date and at such time as Company and Surviving Company mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 6, but in no event later than five business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing date, to effect the Merger, the parties will cause a Certificate of Merger to be filed with the Michigan Secretary of State in accordance with law. The Merger shall be effective upon the filing of the Certificate of Merger or at such later date or time as is specified in the Certificate of Merger (the "*Merger Time*").

1.2 **Effect on Company Capital Stock and Merger Subsidiary Capital Stock**. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Merger Time:

(a) Each share of Merging Company Common Stock issued and outstanding immediately prior to the Merger Time (other than Dissenting Shares as defined in Section 1.5 below) will be cancelled and extinguished and automatically converted into the right to receive one (1) fully paid and non-assessable shares of Surviving Company Common Stock. Surviving Company will issue to each holder of Merging Common Stock (other than Dissenting Shares) certificates or Book Entries evidencing the number of shares of Surviving Common Stock determined in accordance with the foregoing.

(b) All shares of Surviving Company Common Stock issued upon the surrender of and exchange of Merging Company Common Stock for shares in accordance with the terms and conditions of this Section 1.2 will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Merging Company Common Stock.

1.3 **Rights of Holders of Merging Company Capital Stock**.

(a) From and after the Merger Time and until surrendered for exchange, each outstanding stock certificate or Book Entry that, immediately prior to the Merger Time, represented shares of Merging Company Common Stock (except Dissenting Shares) will be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Surviving Company Common Stock into which such shares of Merging Company Common Stock will have been converted pursuant to Section 1.2(a) above. The record holder of each such outstanding certificate or Book Entry representing shares of Merging Company Common Stock, will, immediately after the Merger Time, be entitled to vote the shares of Surviving Company Common Stock into which such shares of Merging Company Common Stock have been converted on any matters on which the holders of record of the Surviving Company Common Stock, as of any date subsequent to the Merger Time, are entitled to vote. In any matters relating to such certificates or Book Entries of Merging Company Common Stock, Surviving Company may rely conclusively upon the record of stockholders maintained by Merging Company containing the names and addresses of the holders of record of Merging Company Common Stock on the Closing Date.

1.4 **Procedure for Surrender and Exchange of Certificates**.

(a) After the Merger Time, each record holder of outstanding shares of Merging Company Common Stock (except Dissenting Shares) will be entitled to receive certificates or Book Entries representing the number of whole shares of Surviving Common Stock into which shares of Merging Company Common Stock shall have been converted as provided in Section 1.2 hereof. Surviving Company shall not be obligated to deliver certificates representing shares of Surviving Company Common Stock, to which any holder of shares of Merging Company Common Stock is entitled, until such holder surrenders the certificate(s), if any, representing such Merging Company Common Stock. Upon surrender, each certificate evidencing Merging Company Common Stock shall be canceled. If there is a transfer of Merging Company Common Stock ownership that has not been registered in the transfer records of Company, a certificate representing the proper number of shares of Surviving Company Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Surviving Company, such certificate, if any, shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such transfer shall pay any transfer or other Taxes required by reason of the issuance of shares of or certificates, if any, representing shares of Surviving Company Common Stock to a Person other than the registered holder of such shares or establish to the reasonable satisfaction of Surviving Company that such Tax has been paid or is not applicable, and (z) the issuance of such shares of or certificates, if any, representing shares of Surviving Company Common Stock shall not, in the sole discretion of Surviving Company, violate the requirements of Section 4(2) of the Securities Act with respect to the private placement of Surviving Company Common Stock that will result from the Merger.

(b) Any shares of Surviving Company Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Surviving Company of a written opinion of counsel reasonably satisfactory in form and substance to Surviving Company to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends will be placed on all certificates representing shares of Surviving Company Common Stock issued in the Merger, substantially as follows:

> NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS (SUCH FEDERAL AND STATE

LAWS, THE "SECURITIES LAWS") OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION OR SIMILAR REQUIREMENTS OF THE SECURITIES LAWS.

(c) Excluding any shares of Merging Company Common Stock held in Book Entry, in the event any certificate for shares of Merging Company Common Stock shall have been lost, stolen or destroyed, Surviving Company shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of a sworn affidavit of that fact by the holder thereof, one or more certificates representing such shares of Surviving Company Common Stock as provided herein; provided, however, that Surviving Company, in its discretion and as a condition precedent to the issuance of such certificates, may require the holder of the shares represented by such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Surviving Company or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

1.5 **Dissenting Shares**. Shares of Merging Company Common Stock outstanding immediately prior to the Merger Time and held by a stockholder of Company who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and preserved appraisal rights with respect to such shares will not be converted into or represent a right to receive shares of Surviving Company Common Stock pursuant to Section 1.2 above, Each holder of Dissenting Shares who becomes entitled to payment for such shares, will receive payment therefor from the Surviving Company; provided, however, that if any such holder of Dissenting Shares has effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares, such holder or holders (as the case may be) will forfeit the right to appraisal of such shares and each such share will thereupon be deemed to have been canceled, extinguished and converted, as of the Merger Time, into and represent the right to receive the shares of Surviving Company Common Stock as provided in Section 1.2 above.

1.6 **Directors and Officers of the Surviving Company**. The directors of Merging Company immediately prior to the Merger Time will become the sole directors of the Surviving Company. As of the Merger Time, the officers of Merging Company immediately prior to the Merger Time will become the sole officers of the Surviving Company. Each such director and officer will hold such office until their respective successors are duly appointed or such Persons are removed from office in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Company.

1.7 **Tax Treatment**. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Both prior to and after the Closing, each party's books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a tax-free reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local laws).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF MERGING COMPANY

Merging Company hereby represents and warrants to Surviving Company as follows:

2.1 **Organization and Good Standing**. Merging Company (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. The copies of the certificate of incorporation and bylaws of Merging Company that have been made available to Surviving Company are correct and complete copies of such documents as in effect as of the Effective Date. Merging Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not have a Material Adverse Effect on the ability of Merging Company to consummate the transactions contemplated by this Agreement.

2.2 **Tax-Free Reorganization**. Merging Company has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SURVIVING COMPANY

Surviving Company hereby represents and warrants to Merging Company as follows:

3.1 **Organization and Good Standing**. Surviving Company (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. The copies of the articles of incorporation and bylaws of Surviving Company that have been made available to Merging Company are correct and complete copies of such documents as in effect as of the Effective Date. Merging Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not have a Material Adverse Effect on the ability of Merging Company to consummate the transactions contemplated by this Agreement.

3.2 **Tax-Free Reorganization**. Surviving Company has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE 4
CONDUCT OF BUSINESS PENDING THE MERGER

4.1 **Conduct of Business by Surviving Company**. From the Effective Date through the Merger Time, unless Merging Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreements, including but not limited to this Section 4.2, Surviving Company shall not, directly or indirectly, (a) amend its Articles of Incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Surviving Company, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Surviving Company, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Surviving Company's entry into this Agreement for which consents, waivers or modifications are required to be obtained in accordance with Section 3.2(c), (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Surviving Company's past custom and practice, except as set forth on Schedule 4.1, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger,

exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

4.2 **Conduct of Business by Merging Company**. From the Effective Date through the Merger Time, unless Surviving Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 4.2, Merging Company shall not, directly or indirectly, (a) amend its Articles of Incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Merging Company, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Merging Company, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Merging Company's entry into this Agreement for which consents, waivers or modifications are required to be obtained in accordance with Schedule 2.2(c), (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Merging Company's past custom and practice, except as set forth on Schedule 4.2, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

ARTICLE 5
ADDITIONAL COVENANTS AND AGREEMENT

5.1 **Governmental Filings**. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such filing, application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or Proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement.

5.2 **Expenses**. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3 **Due Diligence; Access to Information; Confidentiality**.

(a) Between the Effective Date and the Merger Time, Merging Company and Surviving Company shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. Each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the

assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including without limitation all books of account (including without limitation the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including without limitation legal research memoranda), attorney's audit response letters, documents relating to assets and title thereto (including without limitation abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities-transfer records and security holder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; *provided, however*, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; *provided further,* that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b) Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Surviving Company nor Merging Company nor any of their officers, employees, attorneys, accountants and other representatives shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; *provided, however*, that nothing shall be deemed to be confidential information which:

(i) is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

(ii) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(iii) is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to both parties.

5.4 **Tax Treatment**. The Surviving Company shall not knowingly take any action which could reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

5.5 **Press Releases**. Merging Company and Surviving Company shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the other transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit

either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.6 **Securities Law Filings**.

(a) Surviving Company agrees to provide to Merging Company copies of all reports and other documents that it proposes to file with the SEC under the Securities Act or Exchange Act between the date hereof and the Merger Time.

(b) Promptly upon the execution of this Agreement, the parties hereto shall cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, current reports on Form 8-K under the Exchange Act and information required by Rule 14f-1, if applicable, under the Exchange Act.

5.7 **Merger Consideration; Securities Act Exemption**. Each of Merging Company and Surviving Company shall take all necessary action on their part to cause the issuance of the Merger Consideration to Company's stockholders to constitute a valid private placement exempt from the registration requirements of the Securities Act and applicable state securities laws.

5.8 **[reserved]**.

5.9 **Failure to Fulfill Conditions**. In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination date of this Agreement, it will promptly notify the other parties.

5.10 **[reserved]**.

5.11 **Notification of Certain Matters**. On or prior to the Merger Time, each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

ARTICLE 6
CONDITIONS

[reserved].

ARTICLE 7
TERMINATION

7.1 **Termination**. This Agreement may be terminated prior to the Merger Time:

(a) by mutual consent of Merging Company and Surviving Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b) by either Merging Company or Surviving Company if the Merger Time has not occurred on or before July 27th 2015, or such later date as Company and Surviving Company may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

ARTICLE 8
GENERAL PROVISIONS

8.1 **Notices**. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, fax, overnight delivery service, or registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Surviving Company:

American First Financial Inc.
216-515 West Pender Street
Vancouver BC V6B 6H5

If to Merging Company:

WTTJ Corp
17033 S. Dixie Highway
Miami, FL

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

8.2 **No Survival**. The representations and warranties contained in this Agreement and in any instrument delivered pursuant to this Agreement will survive the Closing for a period of one (1) year. The covenants or agreements contained in ARTICLE 1 and any other covenants or agreements contained in this Agreement requiring performance or compliance after the Merger Time shall survive the Merger Time indefinitely.

8.3 **Interpretation**. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, Articles, Exhibits or Schedules refer to Sections of, Articles of, Exhibit to, or Schedule to, this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

8.4 **Severability**. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by applicable law, but as close to the parties' original intent as is permissible.

8.5 **Entire Agreement; Amendment; Waiver**. This Agreement, including the Schedules, constitutes the entire Agreement between the parties pertaining to the subject matter herein and supersedes any prior representations, warranties, covenants, agreements and understandings of the parties regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each party. No waiver of any term hereof will be binding unless expressed as such in a document executed by the party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

8.6 **Counterparts; Delivery**. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

8.7 **Third-Party Beneficiaries**. Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; *provided, however*, that in the event that the Merger is consummated, those Persons who shall have been holders of Merging Company Common Stock at the Merger Time shall be third-party beneficiaries under the provisions of this Agreement giving them the right to the Merger Consideration as specified herein.

8.8 **Governing Law**. This Agreement shall be governed by, and construed in accordance with the laws of the State of Michigan, without regard to the conflicts of law rules of such state.

8.9 **Jurisdiction; Service of Process**. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Michigan, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.9, however, affects the right of any party to serve legal process in any other manner permitted by law.

ARTICLE 9
CERTAIN DEFINITIONS

"*Affiliate*" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, "control," "controlled by" and "under common control with," as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

"*Agreement*" has the meaning ascribed thereto in the preamble to this Agreement.

"*Ancillary Document*" means, with respect to a Person, any document delivered by or on behalf of such Person in connection with the execution and delivery of this Agreement and the Closing, pursuant to this Agreement (but does not include this Agreement).

"*Board*" has the meaning ascribed thereto in Section 5.12(a).

"*Book Entry*" means uncertificated shares of stock represented by book entry in applicable entity's records.

"*Cash at Closing*" means an amount in cash or cash equivalents equal to or exceeding the total liabilities of Surviving Company immediately preceding the Merger.

"*Closing*" has the meaning ascribed thereto in Section 1.1(d).

"*Closing Date*" has the meaning ascribed thereto in Section 1.1(d).

"*Code*" has the meaning ascribed thereto in the background of this Agreement.

"*Merging Company*" has the meaning ascribed thereto in the preamble to this Agreement.

"*Merging Company Common Stock*" means the common stock, par value $0.001 per share, of Merging Company.

"*Dissenting Shares*" has the meaning ascribed thereto in Section 1.5.

"*Effective Date*" means the date first set forth in the preamble to this Agreement.

"*Exchange Act*" means the Securities Exchange Act of 1934, as amended.

"*Governmental Authority*" means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal, whether domestic or foreign.

"*Material Adverse Effect*" means, with respect to any entity, a material adverse effect on the business, operations, results of operations or financial condition of such entity taken as a whole, but shall exclude any effect resulting from or relating to (i) general economic conditions or general effects on the industries in which such entity operates, (ii) acts of terrorism or war (whether or not threatened, pending or declared), or (iii) the public announcement of this Agreement or the transactions contemplated hereby.

"*Merger Time*" has the meaning ascribed thereto in Section 1.1(d).

"*Merger Consideration*" means (i) the shares of Surviving Company Common Stock issuable in connection with the Merger to the holders of Merging Company Common Stock pursuant to Section 1.2(a).

"*Merger*" has the meaning ascribed thereto in the background of this Agreement.

"*Surviving Company*" has the meaning ascribed thereto in the preamble to this Agreement.

"*Surviving Company Common Stock*" means the common stock, par value $0.001 per share, of Surviving Company.

"*Person*" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, proprietorship, association, organization, labor union or Governmental Authority.

"*Proceeding*" means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"*SEC*" means the United States Securities and Exchange Commission.

"*Securities Act*" means the Securities Act of 1933, as amended.

"*Surviving Company*" has the meaning ascribed thereto in ARTICLE 1.

"*Tax*" (and with the corresponding meaning "*Taxes*" and "*Taxable*") means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, capital stock, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers' compensation, employment-related insurance, excise, environmental, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Governmental Authority, whether disputed or not; and (b) any liability for the payment of any amount of the type described in clause (a) as a result of an entity being a member of a consolidated, affiliated, combined or unitary group.

"*Tax Affiliate*" shall include each of the following entities, which collectively, shall be "Tax Affiliates:" (A) a party to this Agreement; (B) each of its subsidiaries and other Affiliates (if any); (C) each other member of any consolidated, affiliated, combined or unitary group of which such party or any such Affiliate is or was a member for purposes of any Taxes.

"*Tax Returns*" (and with corresponding meaning "Tax Return") shall include all returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required to be filed or sent by or relating to a party to this Agreement or any of its Tax Affiliates and relating to any Taxes with respect to any income, properties or operations of such party or any of such Tax Affiliates.

"*Tax Authority*" shall mean the U.S. Internal Revenue Service and any other federal, state, local or foreign Governmental Authority responsible for the administration of any Tax.

[*Signatures on Following Page*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the date first written above.

MERGING COMPANY:

WTTJ Corp

By: ______________________
Name: Kris Kottmeier
Its: Chief Executive Officer

SURVIVING COMPANY:

American First Financial Inc

By: ______________________
Name: Richard DiBiase
Its: Chief Executive Officer

[*Signature Page to Agreement and Plan of Merger*]